EXHIBIT – 28 (d) (i)

Mutual Shareholder Services, LLC

8000 Town Centre Dr, Ste 400

Broadview Heights, OH 44117

Current Mutual Shareholder Services billing system:

Accounting Fees

If average value of fund is
between the following			Yearly Fee	Monthly Fee
-	25,000,000		21,000	1,750
25,000,000	50,000,000		30,500	2,542
50,000,000	75,000,000		36,250	3,021
75,000,000	100,000,000		42,000	3,500
100,000,000	125,000,000		47,750	3,979
125,000,000	150,000,000		53,500	4,458
150,000,000	200,000,000		59,250	4,938
200,000,000	300,000,000		$59,250 plus .01% on assets greater than $200,000,000
300,000,000	-		$69,250 plus .005% on assets greater than $300,000,000

Shareholder Servicing Fees

11.50	annual fee per shareholder with a
	min of $775.00 charge per month

Other fees
Blue Sky Servicing Fees
100.00	per state per filing
Pricing Fees
25.00	per month

Calculated monthly charges for a small Fund

			Value	Approx. Monthly Fee
Approximate Fund Size:			1,000,000	1,750
No of Shareholders:			50	775
Blue Sky States			-	-
				2,525
		Less 0% discount*		-1,263
		New Fund Discount (512)**		-512
		Discounted fee		800

		Annual Fee		9,600

* Discount calculated as follows:
Discount	Net assets of Fund
50%	-	6,000,000
40%	6,000,000	7,000,000
30%	7,000,000	8,000,000
20%	8,000,000	9,000,000
10%	9,000,000	10,000,000
0%	10,000,000	-

** $512 discount good while fund is less than 1.5 million
$312 discount good while fund is less than 3 million